Beckstead and Watts, LLP
------------------------
Certified Public Accountants



To Whom It May Concern:

We have issued our report dated may 20, 2005, accompanying the financial statements of Renovo Holding (formerly Fortis Enterprises) for the years ended December 31, 2004 and 2003 which are included in the Supplement to Prospectus dated August 11, 2005. We also conducted a review of the Form 10Q filing for the interim period ended March 31, 2005. We hereby consent to the incorporation by reference of said reports on the Registration Statement of Renovo Holdings (formerly Fortis Enterprises) on the Supplement to Prospectus dated August 11, 2005 to be filed with the US Securities and Exchange Commission.



Signed

/s/ Beckstead and Watts, LLP

August 11, 2005